Exhibit 99.3

PRO FORMA FINANCIAL INFORMATION

On September 16, 2005, The Stride Rite Corporation ("Stride Rite") completed its acquisition of Saucony, Inc. ("Saucony") pursuant to an Agreement and Plan of Merger, dated June 1, 2005, between Stride Rite, Saucony and OC, Inc. Under the terms of the merger agreement, at the effective time of the merger each share of common stock of Saucony was converted into the right to receive $23.00 per share, without interest. As a result, Saucony became a wholly owned subsidiary of Stride Rite. Hereinafter, the post acquisition combined entity is referred to as the "Company". The pro forma financial information is presented for the condensed combined balance sheet as of September 2, 2005 and for the condensed combined statements of income for the nine months ended September 2, 2005 and the twelve months ended December 3, 2004.

The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historic financial position and operating results of Stride Rite and Saucony after giving effect to the merger as a purchase of Saucony by Stride Rite using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations of the Company had the merger been consummated on the dates indicated. In addition, the unaudited pro forma condensed combined financial statements are not necessarily indicative of future financial condition or operating results of the Company.

Stride Rite's fiscal year ends on the Friday closest to November 30. Saucony's fiscal year ended on the Friday closest to December 31. Management believes that the differences in reporting periods do not materially impact the presentation of the pro forma results.

The historical financial information for Stride Rite was derived from the audited financial statements contained in Stride Rite's Annual Report on Form 10-K for the fiscal year ended December 3, 2004, and from the unaudited financial statements contained in Stride Rite's Quarterly Report on Form 10-Q for the nine months ended September 2, 2005. The historical financial information for Saucony was derived from the audited financial statements contained in the Saucony Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and from the unaudited financial statements contained in Saucony's Quarterly Report on Form 10-Q for the twenty-six weeks ended July 1, 2005.

For the purposes of presenting comparable condensed combined statements of income, the pro forma Saucony statement of income for the thirty-nine weeks ending July 1, 2005 was created by combining the unaudited statement of income for the twenty-six weeks ending July 1, 2005 to the unaudited statement of income for the thirteen weeks ending December 31, 2004. Included in the unaudited statement of income for the thirteen weeks ending December 31, 2004 were net sales of $33.1 million, gross profit of $13.5 million, and a net loss of $316 thousand.

The unaudited pro forma condensed combined statements of income assume that Stride Rite acquired Saucony at the beginning of fiscal 2004, November 29, 2003. The unaudited pro forma condensed combined balance sheet assumes that Stride Rite acquired Saucony on the balance sheet date, September 2, 2005.

In connection with the acquisition of Saucony, the Company recorded goodwill and other intangible assets in accordance with the Financial Accounting Standard Board's Statement of Financial Accounting Standards No 141, "Business Combinations". As described in Note 2, goodwill was recorded as the excess of the purchase price over the estimated fair value of the net amounts assigned to assets acquired and liabilities assumed. This allocation is subject to change pending a final analysis of the total purchase price paid, including the direct costs of the acquisition and the estimated fair value of the assets and liabilities assumed.

The Company expects to incur certain charges and expenses related to the integration of the operations of Saucony. The Company is currently assessing the business processes and circumstances that bear upon the operations, facilities and other assets of the business and has developed a preliminary strategic and operating plan. These costs are expected to relate to the integration of information technology and operations and may total $2 million to $3 million, which will negatively effect net income.

The transaction related costs may include charges and expenses for the following items: duplicative costs to operate two corporate offices for a period of time after the merger becomes effective, costs associated with the closing of Saucony's corporate headquarters, costs related to Saucony associates' severance, or other charges identified in connection with the development and implementation of the strategic and operating plan. These costs have not been reflected in the accompanying unaudited pro forma condensed combined statements of income as they are not expected to have a continuing impact, beyond one year, on the combined results. These costs, currently estimated at $4 million, are reflected in the accompanying unaudited pro forma condensed combined balance sheet to the extent that they are attributable to the acquisition and are factually supportable.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of any cost savings that may result from the reduction of overhead expenses, the elimination of certain facilities, and changes in corporate infrastructure. Management expects that cost savings will result from the merger, but there can be no assurance given that these cost savings will be achieved.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF SEPTEMBER 2, 2005
                             (Dollars in thousands)

                            Stride       Saucony, As    Pro Forma
                            Rite, As        As          Adjustments   Combined
                            reported*    reported**      (Note 3)     Pro Forma
                            -----------  -----------  -------------  ----------
Assets
Current Assets:
   Cash and cash
   equivalents                $92,281     $30,164       $85,000 (E)    $32,646
                                                       (174,799)(K)
   Marketable securities            -         300             -            300
   Accounts and notes
     receivable, net           70,440      28,935             -         99,375
   Inventories                 86,171      23,762        11,380 (G)    121,313
   Deferred income taxes       16,363       2,036        (2,036)(C)     12,311
                                                         (4,052)(L)
   Other current assets        10,384       1,163             -         11,547
   Asset held for sale                          -         8,339 (I)      8,339
                           -----------  ----------  ------------      ---------
   Total current assets       275,639      86,360       (76,168)       285,831

Property and
   equipment, net              50,964       9,234        (7,234)(H)     52,964
Other assets                   14,039       1,052        64,100 (F)     79,191
Goodwill                            -         912          (912)(A)     58,743
                                                         58,743 (J)
                           -----------  ----------  ------------      ---------
   Total assets              $340,642     $97,558       $38,529       $476,729
                           ===========  ==========  ============      =========
Liabilities
Current Liabilities:
   Accounts payable            12,843       9,621             -         22,464
   Income taxes payable        19,135         914             -         20,049
   Accrued expenses and
     other liabilities         23,553      10,714         4,005 (D)     38,272
                           -----------  ----------  ------------      ---------
Total current liabilities      55,531      21,249         4,005         80,785

Minority interest                   -         529             -            529
Deferred income taxes             303       1,905        (1,905)(C)     24,488
                                                         24,185 (L)
Pension obligation and
   other long-term
   liabilities                 16,184       1,119             -         17,303
Secured revolving loan              -           -        85,000 (E)     85,000
                           -----------  ----------  ------------      ---------
 Total long term liabilities   16,487       3,553       107,280        127,320
Stockholders' Equity:
   Preferred stock, $1 par
     value                          -           -             -              -
   Common stock, $.25 par
     value                     14,237       2,233        (2,233)(B)     14,237
Common stock held in
     treasury                (206,663)          -             -       (206,663)
   Capital in excess of par
     value                     14,474      18,839       (18,839)(B)     14,474
Retained earnings             455,598      50,866       (50,866)(B)    455,598
   Accumulated other
     comprehensive loss        (9,022)        818          (818)(B)     (9,022)
                            ----------  ----------  ------------      ---------
   Total stockholders'
     equity                   268,624      72,756       (72,756)       268,624
                           -----------  ----------  ------------      ---------
   Total liabilities and
     stockholders' equity    $340,642     $97,558       $38,529       $476,729
                           ===========  ==========  ============      =========
 *Reported on Form 10-Q as of September 2, 2005.
 **Reported on Form 10-Q as of July 1, 2005.

         The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     NINE MONTHS ENDED SEPTEMBER 2, 2005
                    (In thousands, except per share data)

                     Stride Rite,     Saucony,      Pro Forma
                          as             as        Adjustments       Combined
                      Reported*      Provided**      (Note 3)        Pro Forma
                    ---------------  ------------  -------------     -----------

Net sales                 $456,469      $115,198           $  -        $571,667

Cost of sales              272,536        66,945            495  (O)    339,976
                       -----------     ---------     -----------      ----------

Gross profit               183,933        48,253           (495)        231,691

Selling and
administrative
expenses                   141,615        40,432            537  (O)    181,766
                                                         (1,331) (M)
                                                            513  (N)
                    ---------------  ------------  -------------     -----------

Operating income            42,318         7,821           (214)         49,925

Investment income            1,120           445              -           1,565
Interest expense              (255)           (7)        (3,232) (Q)     (3,494)
Other income
  (expense), net               200           (64)             -             136
                    --------------   ------------    ------------      --------

Income before
income taxes                43,383         8,195         (3,446)         48,132

Provision for
income taxes                15,755         3,544          1,414  (P)     20,713

Minority interest                -            83              -              83
                    --------------   ------------   ------------      ---------

Net income                 $27,628        $4,568       $ (4,860)        $27,336
                    ==============   ===========   =============      ==========

Net income per common share:
   Diluted                    $.74                                       $  .74
                    ==============                                    =========
   Basic                      $.76                                       $  .76
                    ==============                                    =========

Dividends per
common share                  $.17                                         $.17
                    ==============                                    =========

Average common shares
 used in per share
 computations:
   Diluted                  37,188                                       37,188
                    ==============                                    =========
   Basic                    36,158                                       36,158
                    ==============                                    =========

*Reported on Form 10-Q for the nine months ending September 2, 2005.
**In order to present comparable periods, this was determined by combining the twenty-six weeks ended July 1, 2005 with the thirteen weeks ended December
  31, 2004.

        The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     TWELVE MONTHS ENDED DECEMBER 3, 2004
                    (In thousands, except per share data)
                                     Saucony,      Pro Forma
                   Stride Rite,         as         Adjustments        Combined
                   as Reported*      Reported**     (Note 3)         Pro Forma
                   --------------  -------------  -------------     ------------

Net sales               $558,324       $166,676            $ -        $725,000

Cost of sales            345,728         96,929            642 (O)      443,299
                    ------------   ------------    -----------      -----------

Gross profit             212,596         69,747          (642)          281,701

Selling and
administrative
expenses                 172,190         51,570            623 (O)      223,534
                                                        (1,534)(M)
                                                           685 (N)
                    -------------  -------------  -------------     ------------

Operating income          40,406         18,177           (416)          58,167


Investment income          1,707            314              -            2,021
Interest expense            (320)            (8)        (4,310)(Q)       (4,638)
Other income
(expense), net              (884)          (724)              -          (1,608)
                    --------------  ------------   ------------    ------------

Income before
income taxes              40,909         17,759        (4,726)           53,942

Provision for
income taxes              15,255          7,237          1,939 (P)       24,431

Minority interest              -            104              -              104
                   --------------   ------------   ------------      ----------

Net income               $25,654        $10,418       $(6,665)          $29,407
                   ==============   ============   ============      ==========

Net income per common share:
   Diluted                  $.66                                           $.76
                   ==============                                    ==========
   Basic                    $.68                                           $.77
                   ==============                                    ==========

Dividends per
common share                $.06                                           $.06
                   ==============                                    ==========

Average common shares
 used in per share
 computations:
   Diluted                38,753                                         38,753
                   ==============                                    ==========
   Basic                  37,976                                         37,976
                   ==============                                    ==========

*Reported on Form 10-K for the fiscal year ended December 3, 2004
** Reported on Form 10-K for the fiscal year ended December 31, 2004

         The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Description Of Transaction

The accompanying unaudited condensed combined financial statements present the pro forma financial position of The Stride Rite Corporation ("Stride Rite") and Saucony, Inc. ("Saucony") on a combined basis based on historical financial information of each company and after giving effect of the acquisition of Saucony by Stride Rite (Hereinafter, the post acquisition combined entity is referred to as the "Company"). The acquisition will be recorded using the purchase method of accounting.

Certain reclassifications have been made to the historical information of Saucony's financial statements to conform to the presentation used in the financial statements of Stride Rite. Such reclassifications had no effect on Saucony's previously reported net income.

Note 2 - Preliminary Purchase Price Allocation

The preliminary purchase price and preliminary allocation of the preliminary purchase price are discussed below. The purchase price is based on Stride Rite's preliminary evaluation and review of the assets acquired and liabilities assumed and may change as those evaluations and reviews are completed.

The components of preliminary purchase price are as follows (amounts in thousands):

              Cash consideration           $171,608
              Transaction costs               3,191
              Preliminary purchase price   $174,799

Under the purchase method of accounting, the total purchase price as shown above is allocated to Saucony's tangible and intangible assets and liabilities based on their estimated fair values as of the date of the completion of the merger, September 16, 2005. The preliminary pro forma purchase price allocation assumes that the transaction occurred on the date of the unaudited pro forma condensed combined balance sheet, September 2, 2005. The preliminary pro forma purchase price allocation is as follows (amounts in thousands):

              Allocated to:
              Cash and cash equivalents    $ 30,164
              Marketable securities             300
              Accounts receivable            28,935
              Inventories                    35,142
              Prepaid and other               1,163
              Asset held for sale             8,339
              Property and equipment          2,000
              Other assets, long term         1,052
              Trademarks                     56,900
              Customer base                   4,400
              Technology                      2,800
              Goodwill                       58,743
              Accounts payable               (9,621)
              Accrued expense               (15,633)
              Other liabilities              (1,648)
              Net deferred tax liabilities  (28,237)
                                            --------
              Total                        $174,799

Inventories. The fair value of the Saucony inventory was determined by using the estimated selling price less the sum of the estimated cost to dispose and an estimated cost to sell.

Asset held for sale. Management utilized an independent appraiser to assist in the valuation of certain acquired property which it has made a commitment to sell within one year. The asset is classified as "held for sale" in the accompanying unaudited pro forma condensed combined balance sheet and is presented at its estimated selling price, less an estimated cost to sell.

Identifiable intangible assets. Of the $64.1 million of acquired intangible assets, $56.9 million was assigned to registered trademarks that are not subject to amortization. The remaining $7.2 million of acquired intangible assets have been allocated to customer relationships and developed technology and have a useful life of twenty and ten years, respectively, and are amortized using an economic patterning method based on projected cash flows.

Identification and allocation of value assigned to the identified intangible assets is based on the provisions of Financial Accounting Standard Board's Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". Management utilized a valuation specialist in its determination of the fair value of identified intangible assets. The fair value was estimated by performing a discounted cash flow analysis using the "income" approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flow attributable to the identified intangible assets are discounted to their present value using a rate that is commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, and market competition.

Goodwill. Of the total preliminary purchase price, approximately $58.7 million has been allocated to goodwill. Goodwill represents the excess of the preliminary purchase price over the estimated fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", goodwill resulting from business combinations will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

Net deferred tax liabilities. The net deferred tax liabilities reflect the estimated tax effect of deferred tax assets and liabilities associated with purchase accounting. Such net deferred tax liabilities are associated with the identifiable intangible assets and the increases in the fair value of certain assets.

Note 3 - Unaudited Pro Forma Condensed Combined Adjustments

Pro forma adjustments are necessary to reflect the preliminary purchase price, the preliminary fair value of Saucony's net tangible and intangible assets, the amortization expense relating to the estimated intangible assets, the changes in depreciation and amortization expense resulting from the preliminary fair value adjustments to the net tangible assets, acquisition related debt, and an estimation of interest expense relating to acquisition related debt.

Historically, Stride Rite and Saucony have utilized different valuation methodologies for determining the cost of inventory. Stride Rite utilizes the last in, first out (LIFO) method and Saucony utilized the first in, first out
(FIFO) method. Management determined it to be impracticable to calculate the historical differences for purposes of these pro forma financial statements. Prospectively, the Company will utilize the LIFO method.

The fair values and related adjustments determined by management for the purposes of purchase accounting as of September 16, 2005, the acquisition date, have been applied to the unaudited pro forma condensed combined balance sheet as of September 2, 2005. Management feels that any changes in valuation would be immaterial.

The adjustments to the unaudited pro forma condensed combined income statements assume the transaction was consummated at the beginning of the earliest fiscal year presented, November 29, 2003.

The adjustments to the unaudited pro forma condensed combined balance sheet assume that the transaction was consummated on the pro forma balance sheet date, September 2, 2005.

A description of each pro forma adjustment included in the unaudited pro forma condensed combined financial statements follows:
 (A) To eliminate Saucony's historical goodwill.
 (B) To eliminate Saucony's historical equity accounts.
 (C) To eliminate Saucony's historical deferred tax assets and liabilities.
 (D) To record Stride Rite's estimated direct costs of acquisition including the costs associated with the closing of Saucony's corporate headquarters of approximately $1.1 million and costs relating to Saucony associates' severance of approximately $2.1 million.
 (E) To record acquisition related debt.
 (F) To record the fair value of Saucony's intangible assets.
 (G) To adjust Saucony's inventory to the estimated selling price less the sum of the estimated cost to dispose and an estimated cost to sell.
 (H) To adjust Saucony's property, plant and equipment to fair value.
 (I) To record the asset held for sale.
 (J) To record acquired goodwill.
 (K) To record the cash draw to fund the acquisition.
 (L) To record the deferred tax liabilities based on the book to tax difference in the new assets and liabilities.
 (M) To remove Saucony's historical depreciation and amortization expense.
 (N) To revise Saucony's depreciation expense based on the change in the fair value of fixed assets. The useful lives used in the calculation ranged from 2 years to 5 years.
 (O) To record amortization of the intangible assets.
 (P) To record the income tax expense associated with other pro forma adjustments using the applicable statutory rates.
 (Q) To record interest expense on the acquisition related debt.

Note 4 - Credit Facility

In connection with the acquisition of Saucony, Stride Rite and its subsidiary, Stride Rite Children's Group, Inc. (the "Borrowers") entered into a revolving credit facility pursuant to a Credit Agreement dated September 16, 2005 (the "Credit Agreement"). The Credit Agreement provides for secured revolving loans in an aggregate amount up to $275 million, including a $75 million sublimit for the issuance of letters of credit and a $15 million sublimit for swingline loans, with $200 million currently committed. Borrowings under the Credit Agreement are scheduled to mature on September 16, 2010, and will be used to pay fees and expenses in connection with the acquisition of Saucony and for working capital and general corporate purposes.

The current borrowings as of the date of the acquisition were $85 million, which were used to fund the Saucony acquisition.

The interest rates generally applicable to loans borrowed under the Credit Agreement, other than in respect of swingline loans, will be equal to LIBOR plus the applicable margin based on a ratio of the total debt of the Borrowers to the Borrowers earnings before interest expense, taxes, depreciation and amortization (EBITDA), or at the Borrower's option, a base rate equal to the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus 1/2 of 1.00%. The Borrowers also must pay a quarterly commitment fee in connection with the credit facility.

The pro forma estimated interest expense adjustment identified in Note 3 applies an assumed interest rate of 5.07% ("assumed rate"), which was the effective rate at the time of the acquisition, to the borrowings at the date of acquisition. A 1/8% increase and a 1/8% decrease in the assumed rate would result in a pro forma combined net income for the nine months ended September 2, 2005 of $27.6 million and $27.4 million, respectively, and $29.5 million and $29.3 million, respectively, for the twelve months ended December 3, 2004.

Note 5- Pro Forma Combined Earnings Per Share

Pro forma basic and diluted combined earnings per share were calculated using Stride Rite's unadjusted weighted average shares outstanding as Saucony shares were assumed eliminated as a result of the transaction being treated as if it occurred at the beginning of the earliest period presented.